CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 29, 2026, relating to the financial statements and financial highlights of Lyrical U.S. Value Equity Fund and Lyrical International Value Equity Fund, each a series of Ultimus Managers Trust, which are included in Form N-CSR for the year ended November 30, 2025, and to the references to our firm under the headings “Financial Highlights” and “Exhibit B – Financial Highlights” in the Combined Prospectus/Information Statements.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

August 13, 2026